IMMEDIATE RELEASE

Contact:
Ron Kochman
Volt Information Sciences, Inc.
(212) 704-2400

William Shaw, Founder, President, and Chairman of
Volt Information Sciences, Inc. Dies

New York, N.Y. March 9, 2006 - Volt Information Sciences, Inc. (NYSE: VOL) today announced that William Shaw, founder, President, and Chairman of the Board, of Volt, died this morning at his home. Mr. Shaw was 81.

Mr. Jerry Shaw, Executive Vice President, Co-founder and brother of William, stated “This is a tragic loss and one shared by the entire Volt family. Bill gave his all to Volt and was the driving force behind the company through his vision and determination. From starting the company 56 years ago with $13 to building it to over $2 billion in revenue, he leaves a legacy that will guide the company for years to come.”

Mr. Steven Shaw, Co-CEO of Volt Information Sciences, who will assume sole CEO responsibilities, commented on the passing of his uncle, “Volt has lost a truly remarkable leader and his loss is deeply felt throughout the organization. While Bill set the tone at the company with his tireless work ethic and dedication, he was loved and respected by all who knew him. His wisdom, vision, and leadership will be greatly missed.” He is survived by his two daughters, Linda and Debbi, and seven grandchildren.

Volt Information Sciences, Inc. (NYSE: VOL) is a leading provider of Staffing Services and Telecommunications and Information Solutions, for its Fortune 100 customer base. Operating through a worldwide network of over 300 branch offices, Staffing Services fulfills the IT and other temporary and permanent placement requirements of its customers. The businesses of the Telecommunications and Information Solutions divisions include telecommunications engineering, construction, installation and central office services, telecommunications information systems and services, primarily advanced operator services, and telephone directory publishing and pre-press production. For additional information, please visit the Volt Information Sciences, Inc., web site at www.volt.com.